JONATHAN T. SMALL
                             Email: SMALLJT@AOL.COM

9985 S. Stafford Place                                     Home:  (303) 346-8411
Highlands Ranch, CO  80126                                  Fax:  (303) 346-8412
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14 July, 1999


Dear Bion Friends,

It is not often that an opportunity arises that one has sought for some five years but that is exactly what has happened to me. Over five years ago I saw an opportunity take a fairly large Ag irrigation dealership toward that of a national and even international presence. The concept had never been thought of or done before and I challenged the owner of the dealership to do it. I essentially wrote a business plan to execute the concept and put it into reality. He then chose not to take the risk and not to expand the business.

In the meantime no one else in the Ag irrigation industry has done so either. About two years ago a publicly held company, Eco Soil Systems, Inc., having difficulties finding a comfortable method to distribute their own proprietary technologies, purchased that dealership as well as some others. They now wish to execute a plan that is very similar to the one I proposed all that time ago and they have asked me to head the effort. As of August 1999, I will be the Vice President, General Manager of the Agricultural Supply Division of Eco Soil Systems, Inc.

While I have only been at Bion for some 8 months, I have found the product and the opportunity fascinating. I truly see the future for Bion as very bright and am very optimistic for a great Bion success. I leave feeling somewhat disappointed that I will not be here physically to participate in the great things that will happen very soon on your horizon. There is now strong leadership in place at Bion with a clear sense of direction that will see you all to your objectives.

I hope this will help you understand why at this time I must leave this situation. I have enjoyed working with each of you and wish you to continued success and a very bright return in your future. I remain an interested investor as well as a friend. If I can do anything to help you in the Bion cause do not hesitate to contact me at any time. I will always be available to each and every one of you.

Sincerely,


/s/ J.T. Small
J.T. Small